Exhibit 99.1

For further information:

Jude Beres

Chief Financial Officer

JBeres@UniversalLogistics.com

Universal Logistics Holdings, Inc. Reports First Quarter 2017 Financial Results

Warren, MI – April 27, 2017 — Universal Logistics Holdings, Inc. (NASDAQ: ULH) today reported first quarter 2017 net income of $4.3 million, or $0.15 per basic and diluted share, on total operating revenues of $284.4 million.  This compares to $7.5 million, or $0.26 per basic and diluted share, during first quarter 2016 on total operating revenues of $260.4 million.

Operating revenues from truckload services increased $1.7 million to $71.5 million, compared to $69.8 million for the same period last year. Included in truckload revenues in the quarter ended April 1, 2017 were $6.6 million in separately-identified fuel surcharges compared to $5.2 million during the same period last year.  The increase in truckload services also reflects a 1.5% increase in the number of loads hauled.  During the quarter ended April 1, 2017, Universal moved 80,262 loads compared to 79,038 during the same period last year.

Revenues for the first quarter 2017 from brokerage services increased $8.3 million, or 16.7%, to $58.0 million compared to $49.7 million one year earlier. The growth is due to increases in the average operating revenue per load, excluding fuel surcharges, and in the number of loads hauled.  Universal’s average operating revenue per load, excluding fuel surcharges, from brokerage services increased 6.7% to $1,257, up from $1,178 in the quarter ended April 2, 2016.  The number of brokerage loads hauled in the first quarter 2017 increased 11.3% to 42,569 compared to 38,236 during the same period last year.

Intermodal services revenues increased $0.5 million to $35.9 million in the first quarter of 2017, up from $35.4 million during the same period last year.  The increase reflects partially a $0.2 million increase in revenues attributable to fuel surcharges.  Compared to the same period last year, the number of intermodal loads hauled in the first quarter 2017 increased by 2.7%, while the average operating revenue per load, excluding fuel surcharges, decreased by 1.0%.

Operating revenues from dedicated services in the first quarter 2017 increased $2.8 million, or 12.7%, to $24.9 million compared to $22.1 million one year earlier. The increase is primarily due to an increase in the number of loads hauled.  During the quarter ended April 1, 2017, Universal moved 52,525 dedicated services loads, compared to 46,636 during the same period last year.  Also included in dedicated services revenues for the first quarter 2017 were $3.5 million in separately-identified fuel surcharges compared to $2.6 million during the same period last year.

Value-added services revenues increased $10.7 million to $94.1 million in the first quarter of 2017, compared to $83.4 million in the same period last year.  The ramp-up of several substantial customer vehicle programs is the primary driver of growth; however, operations supporting the heavy-truck market continue to impact negatively value-added services division.  Revenues attributable to heavy-truck operations declined $2.6 million to $20.2 million during the first quarter of 2017, compared to $22.8 million during the same period last year.  Despite these declines, the year-over-year increase in value-added services revenues was 12.8%.

Consolidated income from operations decreased $4.7 million to $9.2 million, compared to $13.9 million in first quarter 2016.  The overall decrease is primarily attributable to lower operating margins and higher launch costs at a few of our major value-added operations.  During the first quarter 2017, income from operations in Universal’s logistics segment, which includes value-added and dedicated services, declined to $4.2 million compared to $8.5 million in the same period last year.  Income from operations in Universal’s transportation segment, which is primarily comprised of truckload, brokerage and intermodal services operations, increased to $6.4 million from $5.9 million during the same period last year.

During the first quarter of 2017, EBITDA decreased $3.0 million to $19.6 million, compared to $22.6 million in the same period last year.  As a percentage of total operating revenues, operating income and EBITDA margins for the first quarter 2017 were 3.2% and 6.9%, respectively.  These profitability metrics compare to 5.3% and 8.7%, respectively, in first quarter 2016.

“We are very excited to see top-line revenue growth in every one of our service categories,” stated Jeff Rogers, Universal’s Chief Executive Officer,  “and even more so, to see double-digit growth in several of them.  We are also pleased to see the year-over-year improvement in the operating results from our transportation segment.  I believe those businesses are well positioned to provide solid results throughout the year.  Despite numerous positive signs, we are still facing real challenges at a few of our large value-added programs.  We have experienced certain production issues and on-going launch costs that have depressed the performance of these operations.  Although we are making progress, additional improvement is required in order to reach the level of profitability that we expect.  There exists a substantial opportunity for improved results right in front of us, and we remain committed to achieving profitable growth.”

Universal calculates and reports selected financial metrics in connection with lending arrangements, or in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities.  These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

As of April 1, 2017, Universal held cash and cash equivalents totaling $3.4 million, and $14.6 million in marketable securities.  Outstanding debt at the end of the first quarter 2017 was $257.8 million and capital expenditures totaled $17.7 million.

Universal Logistics Holdings, Inc. also announced today that its Board of Directors has declared a quarterly cash dividend of $0.07 per share of common stock.  The dividend is payable to shareholders of record at the close of business on May 8, 2017 and is expected to be paid on May 18, 2017.

Conference call:

We invite investors and analysts to our quarterly earnings conference call.  During the call, Jeff Rogers, Chief Executive Officer,  Jude Beres, Chief Financial Officer, and Steven Fitzpatrick, Vice President of Finance and Investor Relations, will discuss Universal’s first quarter 2017 financial performance, the demand outlook in our key markets and other trends impacting our business.

Quarterly Earnings Conference Call Dial-in Details:

Time:	10:00 AM ET
Date:	Friday, April 28, 2017
Call Toll Free:	(866) 622-0924
International Dial-in:	+1 (660) 422-4956
Conference ID:	90135326

A replay of the conference call will be available beginning two hours after the call through May 26, 2017, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 90135326. The call will also be available on investors.universallogistics.com.

About Universal:

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended
	April 1,	April 2,
	2017	2016
Operating revenues:
Truckload services	$71,490	$69,821
Brokerage services	57,989	49,738
Intermodal services	35,927	35,376
Dedicated services	24,896	22,083
Value-added services	94,140	83,376
Total operating revenues	284,442	260,394

Operating expenses:
Purchased transportation and equipment rent	131,227	121,665
Direct personnel and related benefits	75,544	64,515
Commission expense	7,544	8,072
Other operating expenses	28,984	24,664
Occupancy expense	7,831	7,723
General and administrative	7,958	7,107
Insurance and claims	5,858	4,172
Depreciation and amortization	10,327	8,546
Total operating expenses	275,273	246,464
Income from operations	9,169	13,930
Interest expense, net	(2,236)	(1,963)
Other non-operating income	68	138
Income before provision for income taxes	7,001	12,105
Provision for income taxes	2,683	4,628
Net income	$4,318	$7,477

Earnings per common share:
Basic	$0.15	$0.26
Diluted	$0.15	$0.26

Weighted average number of common shares outstanding:
Basic	28,435	28,402
Diluted	28,435	28,402

Dividends declared per common share:	$0.07	$0.07

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	April 1, 2017	December 31, 2016
Assets
Cash and cash equivalents	$3,353	$1,755
Marketable securities	14,618	14,359
Accounts receivable - net	155,001	144,712
Other current assets	39,501	46,625
Total current assets	212,473	207,451
Property and equipment - net	255,237	246,277
Other long-term assets - net	115,363	116,729
Total assets	$583,073	$570,457

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$128,060	$110,061
Debt - net	256,290	261,267
Other long-term liabilities	47,197	51,397
Total liabilities	431,547	422,725
Total shareholders' equity	151,526	147,732
Total liabilities and shareholders' equity	$583,073	$570,457

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended
	April 1,	April 2,
	2017	2016
Truckload Services:
Number of loads	80,262	79,038
Average operating revenue per load, excluding fuel surcharges	$793	$796
Average operating revenue per mile, excluding fuel surcharges	$2.33	$2.31
Average length of haul	340	345
Average number of tractors	2,031	2,182

Brokerage Services:
Number of loads (a)	42,569	38,236
Average operating revenue per load, excluding fuel surcharges (a)	$1,257	$1,178
Average length of haul (a)	597	553
Number of active carriers	34,205	23,471

Intermodal Services:
Number of loads	83,917	81,679
Average operating revenue per load, excluding fuel surcharges	$387	$391
Average number of tractors	877	904
Number of depots	12	11

Dedicated Services:
Number of loads	52,525	46,636
Average operating revenue per load, excluding fuel surcharges	$443	$443
Average operating revenue per mile, excluding fuel surcharges	$2.25	$1.95
Average length of haul	197	228
Average number of tractors	730	750

(a)

Excludes operating data from Universal Logistics Solutions International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

	Thirteen Weeks Ended
	April 1,	April 2,
	2017	2016
Value-added Services
Average number of direct employees	5,162	3,961
Average number of full-time equivalents	1,599	1,479
Number of active programs	50	48

Operating Revenues by Segment:
Transportation	$178,397	$157,546
Logistics	105,735	102,557
Other	310	291
Total	$284,442	$260,394

Income from Operations by Segment:
Transportation	$6,353	$5,888
Logistics	4,193	8,549
Other	(1,377)	(507)
Total	$9,169	$13,930

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) provision for income taxes and (iii) depreciation and amortization, or EBITDA. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended
	April 1,	April 2,
	2017	2016
	( in thousands)
EBITDA
Net income	$4,318	$7,477
Provision for income taxes	2,683	4,628
Interest expense, net	2,236	1,963
Depreciation and amortization	10,327	8,546
EBITDA	$19,564	$22,614

EBITDA margin (a)	6.9%	8.7%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and EBITDA only supplementally.